Exhibit 99.1


        California Pizza Kitchen to Present at the ICR XChange
                    Conference on January 17, 2008

    Release of Preliminary Results for the Fourth Quarter Scheduled for January 15, 2008

    LOS ANGELES--(BUSINESS WIRE)--Jan. 3, 2008--California Pizza
Kitchen, Inc. (Nasdaq: CPKI) announced today that management will be presenting at the ICR XChange Conference in Dana Point, California on Thursday, January 17, 2008 at 11:45 a.m. PST.

    Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

    The Company also announced plans to release preliminary results for the fourth quarter ended December 30, 2007 after the market closes on Tuesday, January 15, 2008.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.30. As of January 3, 2008 the company operates, licenses or franchises 228 restaurants, of which 193 are company-owned and 35 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


    CONTACT: California Pizza Kitchen, Inc.
             media, Sarah Grover
             investors, Sue Collyns
             310-342-5000